UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/12/2006

Pegasystems Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-11859

Massachusetts	04-2787865
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

101 Main Street, Cambridge, Massachusetts 02142
(Address of principal executive offices, including zip code)

617-374-9600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On September 7, 2006, Pegasystems Inc. (the "Company") issued a press release announcing the appointment of Craig Dynes as its Chief Financial Officer and Senior Vice President, effective September 7, 2006. A copy of the Company's press release is attached hereto as Exhibit 99.1.

In connection with his appointment, the Company and Mr. Dynes executed an offer letter on September 7, 2006, specifying the details of his compensation. Mr. Dynes' offer letter provides for his employment on an "at-will" basis as its Chief Financial Officer and Senior Vice President at an annual base salary of $250,000. Mr. Dynes is eligible for an annual bonus of up to 40% of his base salary, subject to the funding provisions of the applicable bonus plan. In the event the Company terminates Mr. Dynes' employment without cause, he will receive a severance payment initially equal to six months of his base salary, which amount shall be increased by one additional month of base salary for each six months that he remains employed following the first anniversary of his start date, up to a maximum total of twelve months of base salary.

In the offer letter, Mr. Dynes was also granted an option on September 7, 2006 to purchase 100,000 shares of the Company's common stock pursuant to the Company's 2004 Long-Term Incentive Plan, at an exercise price equal to the fair market value of the stock on that date. The option will vest in equal quarterly installments over a five-year period, beginning on the grant date. The vesting schedule for the option is subject to acceleration by six months in the event of certain change in control events.

A copy of Mr. Dynes' offer letter is attached hereto as Exhibit 99.2.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The response to Item 1.01 is hereby incorporated by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pegasystems Inc.

Date: September 12, 2006	By:	/s/ Shawn Hoyt
Shawn Hoyt
Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release Issued September 7, 2006
EX-99.2	Offer Letter between Pegasystems Inc. and Craig A. Dynes dated September 7, 2006